UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 13, 2015
Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
1800 West Pasewalk Avenue, Suite 200
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 13, 2015,, BMI Alexandria LLC, a Delaware limited liability company (the “Seller”) and wholly owned subsidiary of Supertel Hospitality, Inc. (the “Company”) entered into an Agreement for Sale and Purchase of Hotel and Joint Escrow Instructions (the “Agreement”) to sell two hotels located in Alexandria, Va. (the “Alexandria Hotels”) to Baywood Hotels, Inc., a Maryland corporation (the “Purchaser”) for a purchase price of $19,000,000.  The Purchaser deposited $250,000 in escrow as an earnest money deposit against the purchase price.

During a 25-day inspection period which ends on May 8, 2015, the Purchaser may conduct  its inspections and investigations of the Alexandria hotels.  The Purchaser may extend the inspection period by 30 days by depositing an additional $100,000 into the escrow, which will be immediately released to Seller and is nonrefundable. In the event that Purchaser does not terminate the Agreement during the inspection period, the Purchaser will deposit an additional $250,000 in the escrow, or $150,000 if the Purchaser has previously deposited $100,000 to extend the inspection period.  The Purchaser may terminate the Agreement, with or without reason, during the inspection period and Purchaser will be refunded the earnest money deposit (except for the $100,000 if paid to extend the inspection period).

The Alexandria Hotels are the Company’s Comfort Inn, located at 6254 Duke Street, Alexandria Va. 22313 and Days Inn located at 110 S. Bragg Street West, Alexandria Va. 22312.  The sale is subject to the completion of the inspection period without termination of the Agreement by the Purchaser and customary closing conditions. Provided all closing conditions are met or waived, the Company expects to complete the sale of the Alexandria Hotels in late Spring or Summer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: April 17, 2015	By: /s/ Corrine L. Scarpello
Name: Corrine L. Scarpello
Title: Chief Financial Officer